Exhibit 10.5

In connection with a review of director compensation in June 2015, the Board of Directors of the Federal Agricultural Mortgage Corporation approved the following level of director compensation in the form of cash retainer and targeted value of equity, effective July 1, 2015:

•	The base annual cash retainer payable to all directors was increased from $50,000 to $58,400 to offset the elimination of meeting fees described below.

•	The value of the equity award grant to all directors remained unchanged at $50,000.

•	The incremental annual cash retainer payable to:

◦	the Chairman of the Board was increased from $32,000 to $40,000, bringing his total annual cash retainer to $98,400.

◦	the Vice Chairman of the Board was established at $20,000, bringing his total annual cash retainer to $78,400.

◦	the Chairman of the Audit Committee remained unchanged at $12,000, bringing his total annual cash retainer at $70,400.

◦	the Chairman of the Compensation Committee remained unchanged at $6,500, bringing his total annual cash retainer at $64,900.

Also in connection with the review of director compensation in June 2015, the Board of Directors eliminated the payment of separate meeting fees of $1,200 per day previously paid for committee meetings attended on a day other than the day of a Board meeting and for attendance at each day of in-person Board meetings in excess of twelve days per year, all effective July 1, 2015.